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                                                                 EXHIBIT 11


                           LEXINGTON HEALTHCARE GROUP, INC.
                   SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      Years Ended June 30,
                                                 --------------------------
                                                      1997           1996

Net income (loss)                                $   (275,000)  $   461,000

                                                 ------------   -----------

Net income (loss) for primary income per
     common share                                $   (275,000)  $   461,000
                                                 ------------   -----------
                                                 ------------   -----------

Weighted average number of common shares
     outstanding during the year                    2,724,042     2,592,000
                                                 ------------   -----------


Weighted average number of shares used in
calculation of primary income per share             2,724,042     2,592,000
                                                 ------------   -----------
                                                 ------------   -----------

Primary income (loss) per common share           $      (0.10)  $      0.18
                                                 ------------   -----------
                                                 ------------   -----------


Income per common share is computed using the weighted average number of shares deemed outstanding as adjusted for the exchange of shares between entities under common control. Weighted average number of shares outstanding includes common stock equivalents when they have a dilutive effect. There are no material differences between primary and fully-diluted income per common share.